29 March 2022

Securities and Exchange Commission.
100 F Street, N.E
Washington, DC 20549

Dear Commissioners:

We have read item 16F of Form 20-F dated 29 March 2022, of AngloGold Ashanti Limited and are in agreement with the statements contained in paragraphs two and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully

/s/ Ernst & Young Inc
Johannesburg, South Africa

A member firm of Ernst & Young Global Limited.
A full list of Directors is available on the website.
Chief Executive: Ajen Sita